U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

        Harris                     Alan                   F.
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)
        One Kellogg Square
        PO Box 3599
--------------------------------------------------------------------------------
                                    (Street)

        Battle Creek                    MI              49016-3599
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                 Kellogg Company (K)

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                 February 17, 2003
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

                      Executive Vice President
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                         2/17/03         F              1,261         D   $31. 935    38,542.681       D        (2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                   5,825           I     By Spouse
                                                                                                                         in Trust(2)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     300.5404      I     By 401(k)
                                                                                                                         Profit
                                                                                                                         Sharing
                                                                                                                         Plan(1)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option     $38.4375                                   12/4/96 1/20/05   Common    6,982            6,982       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $38.75                                     3/15/97 3/15/06   Common    33,000           33,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $35.0938                                   5/2/97  1/20/05   Common    1,104            1,104       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $35.0938                                   5/2/97  1/21/04   Common    8,696            8,696       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $44.0937                                  11/11/97 1/21/04   Common    980              980         D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $43.9375                                   3/13/99 3/13/08   Common    60,000           60,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $43.9375                                   3/13/99 3/13/08   Common    4,570            4,570       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.9063                                   5/11/98 1/29/03   Common    1,123            1,123       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.9063                                   5/11/98 1/20/05   Common    5,609            5,609       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.9063                                   5/11/98 3/14/07   Common    9,953            9,953       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.625                                    1/4/00  1/4/09    Common    46,000           46,000      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $40.4063                                   2/2/99  3/14/07   Common    20,284           20,284      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.8125                                  11/15/99 3/14/07   Common    2,378            2,378       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.8125                                   7/31/01 1/20/05   Common    8,467            8,467       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(2)  $27.425                                    2/16/02 2/16/11   Common    108,051          108,051     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $30                                        8/6/01  1/31/10   Common    26,514           26,514      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $30                                        8/6/01  1/31/10   Common    120              120         D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $33.3450                                   2/19/02 1/31/10   Common    31,868           31,868      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option(3)  $34.635                                    2/22/03 2/22/12   Common    124,900          124,900     D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 1/31/10   Common    14,659           14,659      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 2/16/11   Common    4,504            4,504       D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
Stock Option     $34.07                                     8/19/02 1/31/10   Common    21,120           21,120      D
                                                                              Stock
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                         540,882
====================================================================================================================================

Explanation of Responses:
(1)  As of 12/31/02.
(2)  Excludes dividends reinvested after 12/31/02.
(3) The option became exercisable in two equal annual installments beginning February 16, 2002.
(3) The option becomes exercisable in two equal annual installments beginning February 22, 2003.


     /s/ James K. Markey                                    February 17, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
    James K. Markey, Attorney-in-fact

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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